Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended December 31, 2024

February 5, 2025

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2025 second quarter financial results. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the March quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, February 5, 2025, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang

Thank you, Steven. Welcome to Alpha and Omega’s fiscal Q2 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q2 revenue and EPS results in-line with our guidance. Revenue was $173.2 million, non-GAAP gross margin was 24.2%. Non-GAAP EPS was $0.09.

While we saw seasonal sequential declines in fiscal Q2 from each of our major segments, the Communications and Industrial segments outperformed our initial forecasts, and we saw sequential growth in graphics cards, quick chargers, PC desktops and power tools. These increases were offset by seasonal declines in gaming, notebooks, tablets and wearables.

With the December quarter now complete, we can reflect on our performance in calendar 2024 where AOS revenue increased 4.1% year-over-year. While this modest overall growth might not seem overwhelming, the recovery in our segments suggests the inventory correction is clearly behind us. Further, a closer examination by segment validates AOS's strategic shift from a component supplier to a total solutions provider. This transition is enabling us to tap into new opportunities, gain market share, and increase BOM content.

Most notably,

•Our Computing and Communication segments each grew more than 25% in calendar 2024 driven by market share gains and BOM content growth in motherboards, A.I., graphics cards, and tablets. In smartphones, our battery PCM product line contributed the largest incremental dollar growth to the company in calendar year 2024. We now believe AOS is the industry leader in smartphone battery PCM.
•We also saw strong growth in wearables and e-mobility in calendar 2024, further proving our ability to build on existing customer relationships, while broadening into new and adjacent markets.
•The primary headwinds to calendar 2024 growth were mostly concentrated in gaming and quick chargers, yet both markets have now digested excess inventories and returned to growth in the past few quarters.

As we look ahead, we are delivering on our commitments and advancing our transformation from a component supplier to a total solutions provider. Our strategic focus is to “go deeper” by leveraging strengths in high-performance silicon, packaging, and intelligent ICs. Our goal is to leverage premier customer relationships to expand market share and increase BOM content with a broader portfolio.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. December quarter revenue was up 6.0% year-over-year, but down slightly (-0.5%) sequentially and represented 43.9% of total revenue. These results were better than typical seasonality, but slightly worse than our original expectation for slight sequential growth. We saw relative strength from PC desktops and graphics cards offset by the seasonal decline in notebooks and tablets. Servers and A.I.-accelerator cards were also softer as the industry prepares for the next platform transition.

We continue to see a good opportunity in advanced computing and we are encouraged by the progress we have made thus far. Within A.I. for large data centers, we are a contender in the middle stages of the design-in phase and we see potential for these products to contribute to revenue in the middle of the calendar year. On graphics cards, the next generation platform is ramping up to mass production. With this new platform, we expect BOM content to increase as more power stage ICs, paired with our controller, are being used to power the GPU.

Looking forward into the March quarter, the Computing segment will likely decline due to seasonality, however the PC market is expected to be flat as tariff uncertainty is leading to demand pull-in with PC makers.

Turning to the Consumer segment, December quarter revenue was down 3.9% year-over-year and down 28.8% sequentially and represented 13.0% of total revenue. The results were in-line with our forecast driven by seasonality in gaming and home appliances, as well as a pullback in wearables following a record level achieved in the third calendar quarter. As a reminder, we don’t expect gaming to return to meaningful growth until the customer transitions to the next platform.

For the March quarter, we forecast a low single digit sequential decline in the consumer segment driven by continued seasonality in gaming, TVs, and softness in home appliances.

Next, let’s discuss the Communications segment, revenue in the December quarter was up 14.5% year-over-year, but down 6.4% sequentially, and represented 19.2% of total revenue. These results were above our initial expectations for a double-digit sequential decline as broad-based demand from our Tier 1 U.S. smartphone customer and China OEMs moderated only slightly, while Korea saw an increase in preparation for product launches in the first calendar quarter. We believe the better-than-expected results are due to combination of market share gains, a mix-shift to higher end phones in China, and generally higher charging currents driving increased BOM content.

Looking ahead, we anticipate a low teens sequential decline in the March quarter for the Communications segment mostly due to seasonality.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 20.2% of total revenue and was flat year-over-year and up 9.6% sequentially. The results were ahead of our forecast for low single digit sequential growth driven by seasonal strength in quick chargers, as well as an increase in power tools. Demand also held relatively steady quarter-over-quarter in AC-DC power supplies and e-mobility. As we stated before, we see additional opportunities in 2025 for quick chargers due to increased BOM content driven by higher charging currents. Further, we are leveraging relationships in Taiwan to partner on DC fans for server racks.

For the March quarter, we expect a low teens sequential decline for the Power Supply and Industrial segment primarily driven by seasonal decline in quick chargers. This decline will be partially offset by some sequential growth in e-mobility and AC-DC power supplies.

In closing, December quarter revenue was slightly ahead of our expectations, while gross margin was a bit softer. The continued year-over-year revenue growth confirms the inventory corrections we experienced over the past year are complete. Seasonality has returned and new markets like A.I. and advanced computing are emerging.

As we look ahead to 2025, visibility remains limited, and the first quarter is typically affected by seasonal softness. The subdued market environment will likely pressure pricing and the wind down of licensing and engineering revenue will further impact gross margin. We expect both revenue and margin to recover beyond the March quarter with incremental growth likely from smartphones, graphic cards and A.I.

AOS is well-positioned for growth, supported by our advanced technology, broad product range, and a premier customer base across various industries. Strategic initiatives over the past few years are yielding results, with successful design integration of controllers and power stages into PCs, graphics cards, and AI applications. We are poised to accelerate this expansion, capturing new opportunities and increasing our BOM content.

Power management remains at the core of major industry trends, including AI, digitalization, connectivity, and electrification—critical to achieving a low-carbon, sustainable future. We anticipate continued growth driven by advanced computing and data centers, AI integration in PCs and smartphones, and higher charging currents in smartphones. Beyond Computing and Communication, we see many opportunities in solar, motors and e-mobility, gaming, home appliances, and power tools.

With that, I will now turn the call over to Yifan for a discussion of our fiscal second quarter financial results and our outlook for the next quarter. Yifan?

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the quarter was $173.2 million, down 4.8% sequentially and up 4.8% year-over-year.

In terms of product mix, DMOS revenue was $113.0 million, down 7.8% sequentially and up 3.8% over last year. Power IC revenue was $53.7 million, up 1.5% from the prior quarter and 6.8% from a year ago.

Assembly service and other revenue was $1.1 million, as compared to $0.9 million last quarter and $0.7 million for the same quarter last year. License and engineering service revenue was $5.4 million for the quarter versus $5.6 million in the prior quarter and $5.5 million for the same quarter a year ago. The license and engineering service revenue will end in the mid-February after the 24-month contract expires.

Non-GAAP gross margin was 24.2%, compared to 25.5% last quarter and 28.0% a year ago. The quarter-over-quarter decrease was mainly impacted by ASP erosion and mix changes.

Non-GAAP operating expenses were $39.0 million, compared to $38.5 million for the prior quarter and $37.9 million last year. The slight quarter-over-quarter increase was primarily due to higher R&D expenses.

Non-GAAP quarterly EPS was $0.09, compared to $0.21 per share last quarter and $0.24 per share a year ago.

Moving on to cash flow. Operating cash flow was $14.1 million, including $5.0 million of repayment of customer deposits. By comparison, operating cash flow was $11.0 million in the prior quarter and negative $23.5 million last year. We expect to refund $11.1 million customer deposits in the March quarter. EBITDAS for the quarter was $16.8 million, compared to $20.6 million last quarter and $20.7 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the December quarter with a cash balance of $182.6 million, compared to $176.0 million at the end of last quarter.

Net trade receivables decreased by $4.7 million sequentially. Days Sales Outstanding were 12 days for the quarter, compared to 15 days for the prior quarter.

Net inventory decreased by $1.2 million quarter-over-quarter. Average days in inventory remained at 125 days for the quarter.

CapEx for the quarter was $7.4 million, compared to $6.7 million for the prior quarter. We expect CapEx for the March quarter to range from $7.0 million to $9.0 million.

Now, I would like to discuss March quarter guidance.

We expect:

•Revenue to be approximately $158.0 million, plus or minus $10.0 million.
•GAAP gross margin to be 21.5%, plus or minus 1%. We anticipate non-GAAP gross margin to be 22.5%, plus or minus 1%. The expected quarter-over-quarter decline is largely due to the decrease in license and engineering service revenue and, to a lesser extent, the anticipated increase in manufacturing costs during the Lunar New Year period.
•GAAP operating expenses to be $46.5 million, plus or minus $1.0 million. Non-GAAP operating expenses are expected to be $39.5 million, plus or minus $1.0 million.
•Interest expense to be approximately equal to interest income, and
•Income tax expense to be in the range of $1.1 million to $1.3 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:
This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, expected financial performance of market segments; our ability to capture market shares and increase BOM content; expected seasonality; business opportunities in A.I. and data centers; our ability and strategy to develop new products; fluctuation in customer demand and market segments; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.